Exhibit 99.1

FOR IMMEDIATE RELEASE

EARTHFIRST TECHNOLOGIES ANNOUNCES

KEY MANAGEMENT CHANGE

Chairman John Stanton Expands Role with Company

TAMPA, FL – (BUSINESS WIRE) – February 13, 2006 – EarthFirst Technologies, Incorporated (OTCBB:EFTI) (“EFTI” or “the Company”) today announced that John Stanton, Chairman of the Board, has been appointed as Chief Executive Officer and President, effective immediately. Stanton is assuming the posts from Leon Toups, who will continue to serve as a Director of the Company and as a strategic advisor to Stanton.

Stanton noted, “In light of EarthFirst’s growing business interests, both Leon and I agreed, and the Board supported, that the Company would be best served if I resumed the posts of President and CEO. I’m delighted to once again expand my role with EarthFirst and look forward to playing a much greater hands-on role in helping to orchestrate the Company’s success.” Leon Toups will continue to focus on strategic matters critical to the success of the Company.

About EarthFirst Technologies, Incorporated

EarthFirst Technologies, http://www.earthfirsttech.com, is a specialized holding company engaged in researching, developing and commercializing technologies for the production of alternative fuel sources and the destruction and/or remediation of liquid and solid wastes, and in supplying electrical contracting services to commercial and government customers internationally. Through its subsidiary World Environmental Solutions Company (WESCO), EarthFirst markets solid waste remediation plants utilizing a proprietary Catalytic Activated Distillation (CAVD) process, which is a superior technology developed by EarthFirst to recycle rubber tires and other waste by heating the material without burning it. Through its subsidiary Electric Machinery Enterprises, Inc., http://www.e-m-e.com, the Company provides electrical contracting services both as a prime contractor and as a subcontractor, electrical support for industrial and commercial buildings, power generation stations, and water and sewage plants in the US and abroad. Through its subsidiary EarthFirst Americas, Inc., the Company is engaged in the global development, marketing and distribution of biofuels.

Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statement of EFTI officials are “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “anticipates,” “intends,” “plans,” “expects,” and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future EFTI actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and EFTI has no specific intention to update these statements.

FOR MORE INFORMATION, PLEASE CONTACT

Elite Financial Communications Group, LLC

Dodi Handy at 407-585-1080 or via email at efti@efcg.net